Exhibit 5.1

GRAUBARD MILLER

THE CHRYSLER BUILDING

405 LEXINGTON AVENUE

NEW YORK, NEW YORK 10174

April 10, 2009

Victory Acquisition Corp.

970 West Broadway

PMB 402

Jackson, Wyoming 83001

Dear Sirs:

Reference is made to the Registration Statement on Form S-4 (“Registration Statement”) filed by Victory Acquisition Corp. (“Company”), a Delaware corporation, under the Securities Act of 1933, as amended (“Act”), covering up to (A) 31,800,000 shares of common stock, par value $.0001 per share (“Common Stock”) to be issued to the holders of common stock and preferred stock of TouchTunes Corporation (“TouchTunes”) in connection with its merger with VAC Merger Sub, Inc., a wholly owned subsidiary of the Company (referred to herein as the “Merger”) and (B) 10,200,000 shares of Common Stock issuable to the holders of common stock, preferred stock and options of TouchTunes if certain EBITDA milestones are achieved.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

In connection with the opinion expressed below, we have assumed that, at and prior to the time of the issuance and delivery of any securities by the Company pursuant to the Registration Statement, (i) the Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, (ii) all relevant corporate actions heretofore taken by the Company remain in full force and effect, (iii) the mergers described above have been approved, and (iv) there has not occurred any change in law materially adversely affecting the power of the Company to issue and deliver the securities or the validity of such securities.

Based upon the foregoing, we are of the opinion that the Common Stock to be issued to the holders of common stock of TouchTunes in connection with the Merger, when issued in accordance with and in the manner described in the Registration Statement and the merger agreement governing the Merger, will be duly authorized, validly issued, fully paid and non assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller